Exhibit 16.01

PricewaterhouseCoopers
LLP
600 Grant Street
Pittsburgh PA 15219
Telephone (412) 355 6000
July 17, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
     We have read the statements made by Portola Packaging, Inc. (copy attached), which were filed, on June 30, 2006 with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, (the “8-K”). We disagree with the statements regarding our firm for the following reasons.
     In the third paragraph of the 8-K, PricewaterhouseCoopers LLP (“PwC”) takes exception to the assertion of Portola Packaging, Inc. (the “Company”) that there were no “disagreements” pursuant to Item 304(a)(1)(iv) of Regulation S-K. In its unaudited interim financial statements as of and for the quarter and six-month period ended February 28, 2006, which were included in the Company’s Form 10-Q for the quarter ended February 28, 2006, filed with the Securities and Exchange Commission on April 13, 2006 (the “10-Q”), the Company did not record a loss contingency of $1.5 million related to certain litigation matters discussed in the Company’s Item 4.02(a) Form 8-K filing dated June 30, 2006. During June 2006, PwC had ongoing discussions with the Company regarding the application of provisions of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (“SFAS 5”), with respect to the recording of such loss contingency during the quarter ended February 28, 2006. On June 29, 2006, the Company advised PwC that it had concluded that such loss contingency should not be recorded during the quarter ended February 28, 2006 and PwC determined that the Company’s conclusion resulted in a “disagreement.” On June 30, 2006, the Company resolved the aforementioned disagreement by advising PwC that it decided to record the $1.5 million loss contingency discussed above by restating its unaudited interim financial statements for the quarter and six-month period ended February 28, 2006.
     With regards to the disclosure made by Portola Packaging, Inc. (the “Company”) in the first paragraph of the 8-K, PwC will consider whether to “...continue to perform tax services for the Company...”
       With respect to management’s decision to restate its unaudited interim financial statements for the quarter and six-month periods ended February 28, 2006, we have advised management to consider enhancing its 8-K disclosure related to the potential weaknesses in internal control over financial reporting, which contributed to the restatement.
     The date of the 8-K may have to be reconsidered because, as noted on the cover of the 8-K, the “Date of Report” is the “Date of the earliest event reported,” which in this case appears to be the June 26, 2006 date that PwC was dismissed as the independent registered public accounting firm for the Company.
     The disclosure in the second paragraph of the 8-K may have to be modified to indicate that the “...past two years...” actually refers to the fiscal years ended August 31, 2005 and 2004. Additionally in this same paragraph, the word “principals” should be changed to “principles.”
     The disclosure in the third paragraph of the 8-K should be modified to change the phrase “...accounting principals or practices...” to “...accounting principles or practices...”

     It should also be noted that we have no basis to comment regarding the reasons disclosed by the Company in the first paragraph of the 8-K concerning the dismissal of PwC.
Very truly yours,
PricewaterhouseCoopers LLP